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                                                                    EXHIBIT 99.2



                   [DANIELSON HOLDING CORPORATION LETTERHEAD]


                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

                                                     Contact:  Martin J. Whitman
                                                                       Chairman,
                                                       Chief Executive Officer &
                                                        Chief Investment Officer

                                                                    212/888-0347

                DANIELSON HOLDING CORPORATION RESCHEDULES ANNUAL
                ------------------------------------------------
             MEETING OF STOCKHOLDERS AND ANNOUNCES CHANGES IN BOARD
             ------------------------------------------------------
                                 AND MANAGEMENT
                                 --------------

New York City - July 30, 1996

Danielson Holding Corporation (DHC-AMEX) today announced that it has rescheduled the date of its Annual Meeting of Stockholders to Tuesday, September 17, 1996. The Company had originally scheduled its Annual Meeting for August 2, 1996, at which a proposed merger with Midland Financial Group, Inc. was to be considered. On July 24, 1996 the Company announced the termination of that proposed merger.

The Company also announced today that its Board of Directors has elected David
M. Barse, Timothy C. Collins, Stanley Gartska and Anthony Petrillo as members of the Company's Board of Directors. The newly-elected directors fill vacancies on the Company's Board of Directors, including the vacancies resulting from the recent deaths of C. Kirk Rhein, Jr. and William R. Story in the crash of TWA Flight 800 and the resignation from the Board of James P. Heffernan. The Company's new directors also will stand for re-election at the Company's rescheduled Annual Meeting along with the Company's other directors.

The Company also announced that Martin J. Whitman, currently Chairman of the Board and Chief Investment Officer of the Company, has been elected to the additional post of Chief Executive Officer and that David M. Barse has been elected President and Chief Operating Officer of the Company. Mr. Whitman and Mr. Barse assume duties previously performed by Mr. Rhein, who was the Company's President and Chief Executive Officer until his recent death. In addition, Michael Carney has been elected Treasurer and Chief Financial Officer of the Company, and Ian M. Kirschner has been elected General Counsel and Secretary of the Company, in each case effective August 1, 1996. Mr. Carney and Mr. Kirschner fill vacancies resulting from the recent resignations of James P. Heffernan as Chief Financial Officer of the Company and Lisa D. Levey as General Counsel and Secretary of the Company. Claudia C. Cosenza has also resigned as Controller of the Company.

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The Company also announced that James Clary has been elected President and Chief
Executive Officer of National American Insurance Company of California, the Company's principal operating subsidiary. Those offices were held by William R. Story until his recent death.

Danielson Holding Corporation is an American Stock Exchange listed company, engaging in financial services businesses through its subsidiaries, including specialty insurance and trust services.


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